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                                                                  EXHIBIT 10.10


                            ALUMINA SUPPLY AGREEMENT

                   CONFIDENTIAL INFORMATION OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
                       ASTERISKS (*) DENOTE SUCH OMISSIONS


THIS ALUMINA SUPPLY AGREEMENT (this "Agreement") is entered into as of this 15th day of October, 1999, by GLENCORE LTD., a Swiss corporation and NORTHWEST ALUMINUM COMPANY, a US corporation.

                                    RECITALS

WHEREAS, the parties desire to sell and purchase alumina pursuant to the terms provided herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1.1. DEFINED TERMS. In this Agreement, the following words have the following meanings:

- "Alumina" means smelter grade alumina produced by A of A, Gove or other mutually agreed origins.

- "A of A" means the alumina refineries in Australia owned by Alcoa World
  Alumina.

- "Bill of Lading Date" means the date of completion of loading for the particular shipment in question.

- "Buyer" means Northwest Aluminum Company.

- "CIF" means CIF as defined in Incoterms 1990, published by the International Chamber of Commerce, Paris, France.

- "The Dalles" means the aluminum smelter located at The Dalles, Oregon, USA.

- "Dollars" or "$" means United States of America dollars.

- "Gove" means the alumina refinery located in Gove, Australia.

- "LME Price" means the London Metal Exchange Three Month Price as published by Reuters on Page MTLE and subsequently published in Metal Bulletin averaged over the applicable calendar quarter. In the event that LME prices are no longer reported or Metal Bulletin discontinues publication and such prices are no longer available, the parties will meet and agree upon a comparable mechanism to determine the LME Price.

- "MT" means metric tons of 1,000
  kilograms each.

- "Portland" means the Goldendale facility at the port of Portland, Oregon, USA.



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-     "Seller" means Glencore Ltd.

                                   ARTICLE II
                                     ALUMINA

SECTION 2.1. TERM. This Agreement commences November 1, 1999 and, unless terminated earlier pursuant to the terms of this Agreement, ends 30 days after delivery of the quantity specified.

SECTION 2.2. QUANTITY. Seller agrees to sell and Buyer agrees to purchase a total of 827,000 MT of Alumina for The Dalles, commencing November 1, 1999 and continuing until the quantity specified has been delivered under the following estimated schedule:

November - December, 1999                   27,000 MT
January - December, 2000                    160,000 MT
January - December, 2001                    160,000 MT
January - December, 2002                    160,000 MT
January - December, 2003                    160,000 MT
January - December, 2004                    160,000 MT

The amount of any individual shipment and any annual quantity is subject to a tolerance of plus or minus five percent for shipping purposes.

SECTION 2.3. ORIGIN/QUALITY. The Alumina supplied under this Agreement will comply with the standard specifications for Alumina produced by A of A at the time of delivery. The Buyer agrees, however, that Seller may from time to time supply Alumina from Gove, or other mutually agreed origins, which will comply with the standard specifications for smelter grade alumina from the relevant refinery at the time of delivery. Notwithstanding the above the Seller will endeavor to supply A of A Alumina at all times. Except as expressly provided in this Section, SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SOLD HEREUNDER AND, SPECIFICALLY, SELLER MAKES NO WARRANTY THAT THE PRODUCT WILL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE.

SECTION 2.4. PRICE. The price per MT of Alumina delivered CIF Portland supplied under this contract will be ***% of the LME price.

40,000 MT of Alumina will be priced each quarter based on the LME price one quarter prior to the applicable quarter irrespective of physical shipment, with the exception of 4Q 1999 where only 27,000 MT will be priced. For example, 40,000 MT of Alumina for 4Q 2000 will be priced at the average LME for 3Q 2000.


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SECTION 2.5. PAYMENT. Payment shall be made in Dollars by wire transfer no later than 30 days after the Bill of Lading Date.

SECTION 2.6. DELIVERY. Alumina will be delivered CIF Portland in suitable vessels. Deliveries will be reasonably evenly spread throughout the year. The exact schedule for each calendar year will be determined by mutual agreement of the Buyer and Seller by September 30 of the prior year. The schedule for November 1, 1999 through December 31, 2000 shall be mutually agreed by October 30, 1999.

SECTION 2.7 VESSEL/PORT RESTRICTIONS. Seller guarantees the following at the unloading facility in Portland, Oregon:

Draft:   38 feet at mean low water
LOA:     650 feet
Beam:    110 feet
Holds:   Open deck, free of beams, frames and self-trimming.
Discharge:  8,000 MT PDPR SHINC for demurrage/despatch calculation purposes.

Demurrage/Despatch: the Seller will invoice/credit the Buyer for any demurrage/despatch that is incurred/earned on each vessel at the applicable charter party terms. In chartering vessels, Seller understands that Buyer's Portland unloading facility is limited to a discharge rate of 6,000 MT and will endeavor to avoid/minimize demurrage.

                                   ARTICLE III
                               GENERAL PROVISIONS

SECTION 3.1. WEIGHING. Cargo weights will be determined by an independent draft survey at the port of origin and these weight determinations will be conclusive for the final settlement for each cargo.

SECTION 3.2. LOADING TERMS AND CONDITIONS. The standard loading terms and conditions for the load port at the time of loading will be applicable. Seller will arrange, at its expense, for the vessels necessary to transport the product. Seller will be responsible for payments to the operators of the vessels and for all port or other charges incurred.

SECTION 3.3. TITLE, OWNERSHIP AND RISK OF LOSS. Per the provisions of Incoterms relating to CIF, the Buyer shall have the right of possession and risk of loss from the time the Alumina crosses the ship's rail while loading onto the vessel.

SECTION 3.4. LIMITATION OF LIABILITY. Seller's liability is limited to direct losses suffered by Buyer. Seller is not liable for incidental or consequential losses. In no event will Seller's liability for each shipment hereunder exceed the value of such shipment.


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SECTION 3.5. DEFAULT OR BANKRUPTCY. In addition for any other rights provided herein or by law, Seller may cancel this contract immediately for future deliveries if Buyer fails to comply with its obligations hereunder, or becomes bankrupt or makes an assignment, agreement or composition with its creditors or suffers distress or process of execution to be levied on its property or goes into liquidation.

SECTION 3.6. SAMPLING. Representative samples to determine the quality for each shipment of material will be taken during the loading operation, according to the standard methods being applied at the load port. Two equal portions of each final sample will be placed in sealed containers and duly marked. One portion shall be sent to Buyer, and the other retained at the load port. The material is deemed to comply with the applicable specification of the relevant alumina production facility, unless Buyer notifies Seller, within 30 days of receipt of the material, that the material delivered does not conform to the applicable specification and the nature of that non-conformity. Seller will then advise Buyer, within 15 days, whether or not Seller agrees with the Buyer's analysis. In case of disagreement between Seller and Buyer about the material's conformity, the sample retained at the material load port will be analyzed by a referee laboratory agreeable to Buyer and Seller. The result of the referee analysis will be definitive and binding for both parties. The cost of such analysis will be borne by the party whose results differ most from those given by the mutually agreeable referee laboratory. If chemical impurities and/or physical specifications exceed the applicable specification of the relevant alumina production facility, the parties shall meet to reach an amicable settlement to compensate the Buyer. If an amicable settlement cannot be reached, the dispute shall be referred to arbitration.

SECTION 3.7.  FORCE MAJEURE.

(a) Except as provided in this Section, neither party will be liable for failure to comply with any term (other than those relating to payment obligations) of this Agreement if hindered, delayed, or prevented, directly or indirectly, by any circumstances outside its reasonable control, including but not limited to war, conditions of war, acts of enemies, national emergency, sabotage, revolution or other disorders; inadequate transportation facilities; inability to secure raw materials, supplies, fuel or power; fire, flood, windstorm, or other acts of God; strikes, lockouts or other labor disturbances; breakdown of plants; orders or acts of any governmental agency or authority; or interference by civil or military authority.

(b) The party invoking, this provision must give prompt written notice to the other party after the occurrence of any such circumstances and must state the probable extent to which it will be unable to perform or will be delayed in performing its obligations hereunder. Such party must exercise due diligence to eliminate or remedy any such circumstances which delay or interrupt its performance; provided, however, that the settlement of strikes or other events of labor unrest will be entirely within the discretion of the party having the difficulty and that such party will not be required to settle such strikes or labor unrest by acceding to the demands of the opposing party when such course of action is deemed inadvisable in the discretion of the party having the difficulty.


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(c) In the event of a force majeure affecting Seller, Buyer may elect to either:
(i) extend the term of this Agreement to the extent that Seller has invoked this provision; or (ii) purchase from other suppliers quantities of Alumina which Seller is or expects to be unable to deliver, and Seller shall not be liable to Buyer for any cost, expense or loss whatsoever of Buyer arising out of any purchase it may make from other suppliers. Buyer shall give Seller written notice of such purchases, and they shall be deducted from the Annual Quantity.

(d) In the event of force majeure affecting Buyer, Seller may elect to either:
(i) extend the term of this Agreement to the extent that Buyer has invoked this provision; or (ii) sell to other buyers quantities of Alumina which Buyer is or expects to be unable to accept, and Buyer shall not be liable to Seller for any cost, expense or loss whatsoever of Seller arising out of such sales. Seller shall give Buyer written notice of such sales, and they shall be deducted from the Annual Quantity.

SECTION 3.8. TERMINATION. This Agreement may be terminated prior to expiration of its term: (a) by mutual agreement of the parties; (b) by either party, if such party is not in default under this Agreement and the other party has breached or failed to perform any of its material covenants and agreement and such breach or failure continues for 30 days after notice thereof by the non-defaulting party (or 10 days after notice thereof if such default is a default of a payment obligation).

SECTION 3.9. NOTICES. All notices or communications required or permitted hereunder must be in writing and will be deemed to have been duly given when received or when transmitted by facsimile and confirmed by written receipt if sent to the address and facsimile numbers below (or at such other address as a party may subsequently designate to the other in writing by notice given in accordance with this Section):

If to Buyer:          Attention:  Brett Wilcox, C.E.O.
                                  Bill Reid, C.F.O.
                      Northwest Aluminum Company
                      3313 West 2nd Street
                      The Dalles, OR 97058
                      Facsimile Number:  (541) 298-0800

If to Seller:         Attention:  Alumina Department
                      Glencore Ltd.
                      Three Stamford Plaza
                      301 Tresser Blvd.
                      Stamford, CT 06901-3244
                      Facsimile Number:  (203) 353-2765

Certain notices, however, must be delivered by overnight or express courier or in person to be effective. These notices are notices of default, cancellation or termination under Sections 3.5 or 3.9; and arbitration under Section 3.15.


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SECTION 3.10. PRECEDENCE. In the event of any inconsistency between this
Agreement and the terms of any other document specific to the transaction or delivery in question, the terms of this Agreement will govern.

SECTION 3.11. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction and which is not material in implementing the intentions of the parties shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of any provision in any other jurisdiction.

SECTION 3.12. ASSIGNMENT. This Agreement is binding upon the parties and their successors. No party may assign this Agreement or the rights and duties hereunder without the prior written consent of the other party (and such consent will not be unreasonably withheld), and any purported assignment without such written consent will be null and void.

SECTION 3.13. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S.A., excluding those relating to choice or conflicts of law and excluding the United Nations Convention for the International Sale of Goods.

SECTION 3.14. ARBITRATION. Any dispute arising out of or relating to this Agreement, including its validity, interpretation, application, scope, enforceability, performance, breach, and termination, shall be resolved exclusively and finally by arbitration, to the exclusion of the courts. Notice of arbitration shall be deemed proper if made in accordance with Section 3.10 of this Agreement. If the parties fail to agree in writing on the place where the arbitration is to be conducted, such arbitration shall be held in New York, New York, U.S.A. In any such arbitration, the parties hereby adopt the discovery provisions of the United States Federal Rules of Civil Procedure so that each party may obtain discovery of anything relevant to the dispute and not privileged. Arbitration shall be conducted in English, pursuant to International Chamber of Commerce ("ICC") Arbitration Rules in force at the time of the arbitration, by a panel of three arbitrators who are fluent in the English language and who are skilled in the legal and business aspects of the subject matter of this Agreement. The arbitrators shall be appointed in accordance with ICC Rules. Any monetary award made pursuant to such arbitration shall be calculated and paid exclusively in U.S. dollars. Judgment upon the award rendered may be entered in any court having jurisdiction or an application may be made to any court for a judicial acceptance of the award and an order of enforcement, as the case may be.

SECTION 3.15. WAIVER. No party will be deemed to have waived any right, power or privilege under this Agreement unless such waiver is in writing and duly executed by it. No failure or delay in exercising any right hereunder will be deemed a waiver thereof by any party. No exercise or partial exercise of any right, power or privilege will preclude any other or further exercise thereof or of any other right, power or privilege.


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SECTION 3.16. ENTIRE AGREEMENT. This Agreement is the exclusive and complete agreement between the parties with respect to the subject matter hereof, sets forth their entire understanding and merges all prior and contemporaneous writings, representations and understandings between the parties. This Agreement may be amended only by another written agreement duly signed by the parties.

SECTION 3.19. POSSIBLE EXTENSION. The parties agree to meet during 2003 to discuss a five-year extension or renewal of this Agreement upon mutually satisfactory terms and conditions.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

NORTHWEST ALUMINUM CORPORATION


BRETT WILCOX
-----------------------------------
By: Brett Wilcox, President
Date: October 19, 1999

GLENCORE LTD.


ANDREW BENTLEY
-----------------------------------
By: Andrew Bentley
Date: October 15, 1999



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